Exhibit 99.1

AMERICANWEST BANCORPORATION

NEWS RELEASE

AMERICANWEST BANCORPORATION ANNOUCES

EXECUTIVE MANAGEMENT CHANGES

Spokane, Washington, July 29, 2008 – AmericanWest Bancorporation (NASDAQ: AWBC) today announced that Robert M. Daugherty has resigned as President and Chief Executive Officer at the request of the Company’s board of directors. Patrick J. Rusnak, who has served as the Company’s Executive Vice President and Chief Operating Officer since September 2006, has been appointed as interim President and Chief Executive Officer.

The Company’s board of directors has formed a special committee to conduct a search for a permanent replacement either from inside or outside the company. “Given our current financial positioning and the need for a meaningful change in our strategic vision, our board decided that an executive management change was in the company’s best interests,” remarked Craig D. Eerkes, Chairman of the Board. “We are confident that our interim management team can move forward quickly with our plans to return to profitability and attract the necessary capital to ensure our company’s long-term financial stability.”

In addition, the Company announced that it has accepted Rick Shamberger’s decision to rescind his resignation as Executive Vice President and Chief Credit Officer, which was to become effective July 30. Robert A. Harris, who currently serves as Executive Vice President and Director of Commercial Banking for the Company’s Washington and Idaho markets, will continue to serve in that position.

“We believe that AmericanWest’s key strengths as a community bank are based in our loyal customers and the talented and committed employees who serve them through our 64 financial centers on a daily basis,” remarked Rusnak. “As we move forward with implementing our previously announced plans to improve our capital levels and financial performance, we fully understand that maintaining high service quality standards and employee satisfaction are of the utmost importance.”

Prior to joining AmericanWest, Mr. Rusnak served as Executive Vice President and Chief Operating Officer of Western Sierra Bancorp in Cameron Park, California. He has over 20 years of banking industry experience and is a graduate of Saint Joseph’s University in Philadelphia.

About AmericanWest Bancorporation

AmericanWest Bancorporation is a bank holding company whose principal subsidiary is AmericanWest Bank, a community bank with 64 financial centers located in Washington, Northern Idaho and Utah. For further information on the company or to access Internet banking, please visit our web site at www.awbank.net/IR.

This press release includes forward-looking statements, and AmericanWest Bancorporation intends for such statements to be covered by the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements describe AmericanWest Bancorporation’s expectations regarding future events, including profitability improvement and capital raising initiatives. Future events are difficult to predict and are subject to risk and uncertainty which could cause actual results to differ materially and adversely. Additional information regarding risks and uncertainties is included in AmericanWest Bancorporation’s periodic filings on Forms 10-K and 10-Q with the Securities and Exchange Commission. AmericanWest Bancorporation undertakes no obligation to revise or amend any forward-looking statements to reflect subsequent events or circumstances.

Contacts:
AmericanWest Bancorporation:
Media Inquiries	Patrick J. Rusnak
Kelly McPhee	Interim President & CEO
Communications Manager	509.232.1963
509.232.1968	prusnak@awbank.net

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